November 18, 2022

(d)(11)(i)

Van Eck Securities Corporation

666 Third Avenue

New York, NY 10017

Attention: Brendan D. Gundersen, Managing Director

Dear Mr. Gunderson:

Pursuant to the Sub-Advisory Agreement, dated August 24, 2015, between Voya Investments, LLC and Van Eck Associates Corporation (the "Agreement"), we hereby notify you of our intention retain you as Sub-Adviser to render investment advisory services to Voya VACS Series EME Fund (the "Fund"), a newly established series of Voya Mutual Funds, effective on November 18, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Fund, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic_____________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Van Eck Associates Corporation

By: /s/ Matthew Babinsky_______

Name: Matthew Babinsky_________

Title: Assistant Vice President____, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VAN ECK ASSOCIATES CORPORATION

Annual Sub-Advisory Fee1
(as a percentage of average daily
Series	assets allocated to the Sub-Adviser)

Voya Multi-Manager Emerging Markets	[REDACTED]
Equity Fund

Voya VACS Series EME Fund	[REDACTED]

Effective date: November 18, 2022, to reflect the addition of Voya VACS Series EME Fund.

1For purposes of calculating the fees under this Agreement, the assets of Voya Multi-Manager Emerging Markets Equity Fund shall be aggregated with the assets of Voya VACS Series EME Fund.